Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Al Petrie Investor Relations Coordinator apetrie@wtoffshore.com 713-297-8024	Sameer Parasnis Executive VP and CFO sparasnis@wtoffshore.com 713-513-8654

W&T Offshore Announces Liquidity-Enhancing Modifications to the Non-Recourse Term Loan with Munich Re

HOUSTON, March 18, 2024 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced modifications to the first-lien non-recourse term loan (the “Term Loan”) between its wholly-owned special purpose vehicles (the “SPVs”) and Munich Re Reserve Risk Financing, Inc. ("MRRF"), which is expected to provide additional liquidity to the Company over 2024 without increasing the Company’s net leverage. The Term Loan was initially arranged on May 19, 2021 (“Closing Date”) and had a principal balance of $215 million which has been amortized down to around $114 million as of December 31, 2023. There have been a few alterations to the Credit Agreement signed by the SPVs and MRRF on May 19, 2021 (the “Original Credit Agreement”).

Key highlights of the transaction are as follows:

▪	Effective extension of weighted average maturity by deferring principal payments of around $30 million that would have been due over the four quarters of 2024 – no change in the final maturity date of May 19, 2028 (“Maturity Date”); Mandatory principal repayments to restart in first quarter of 2025 with the option, but not obligation, to catch up on deferred amortization through excess cash flow sweep;

▪	No change in coupon (will stay at 7.00% fixed rate) and cash interest will be due each quarter of 2024 on the remaining principal balance (around $114 million as of December 31, 2023);

▪	The revised optional prepayment premium schedule will be as follows:

o	Through and including the third anniversary of the Closing Date, a cash amount equal to the present value at 7.00% discount rate of the aggregate dollar amount of scheduled interest payments on the Term Loan that would have become due and payable from the applicable prepayment date through and including the Maturity Date (similar to the Original Credit Agreement),

o	If such prepayment or repayment is made on any date from the third anniversary of the Closing Date through and including the fourth anniversary of the Closing Date, a cash amount equal to 3.0% (3.0% in the Original Credit Agreement as well) of the prepaid or repaid principal amount of the Term Loan,

o	If such prepayment or repayment is made on any date from the fourth anniversary of the Closing Date through and including the fifth anniversary of the Closing Date, a cash amount equal to 3.0% (2.0% in the Original Credit Agreement) of the prepaid or repaid principal amount of the Term Loan,

o	If such prepayment or repayment is made on any date from the fifth anniversary of the Closing Date through and including the sixth anniversary of the Closing Date, a cash amount equal to 2.0% (1.0% in the Original Credit Agreement) of the prepaid or repaid principal amount of the Loan, and

o	From the sixth anniversary of the Closing Date through and including the Maturity Date, a cash amount equal to 1.0% (no premium in the Original Credit Agreement) of the prepaid or repaid principal amount of the Loan.

▪	Amendment fee of $200,000 to be paid in four quarterly installments of $50,000 each starting in first quarter of 2024 (no other fees); and

In the original transaction, the Company transferred 100% of its Mobile Bay Area producing assets and related gas treatment facilities to the SPVs in return for the net cash proceeds from a $215 million Term Loan amortized over seven years. Through its 100% ownership in the SPVs, W&T retains the upside value in the Mobile Bay Assets.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer, commented, “We are pleased to have enhanced our already-strong liquidity with a modification to our term loan with Munich Re that defers principal payments of around $30 million that would otherwise have been due in 2024. The collateral value of our Mobile Bay asset remains strong which helped facilitate this change in terms and demonstrates W&T’s track record as a prudent custodian of MRRF’s capital. Our strong liquidity position and ability to generate meaningful free cash flow continues to position W&T to pursue additional accretive acquisitions which has been the foundation of our strategy for many years.”

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of December 31, 2023, the Company had working interests in 53 fields in federal and state waters (which include 44 fields in federal waters and nine in state waters). The Company has under lease approximately 597,100 gross acres (440,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 435,600 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 8,000 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release, including those regarding the impact of the Term Loan amendment on the Company’s leverage profile, the potential benefits of the Term Loan amendment, the potential benefits of the Mobil Bay properties, the Company’s future performance and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words.

These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, commodity price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure due to hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors described or referenced in W&T’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or on our website at www.wtoffshore.com.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.